Exhibit 10.2
LOCK UP AND VOTING AGREEMENT
     THIS LOCK UP AND VOTING AGREEMENT (this “Agreement”) is made and entered into as of April 10, 2011, by and among Parkway Properties, Inc., a Maryland corporation (the “REIT”), Parkway Properties LP, a Delaware limited partnership (the “OP”), and the undersigned holders (each a “Holder” and collectively, the “Holders” ) of units of limited partnership interest of the OP (“OP Units”) or, upon any redemption of such OP Units, other than for cash, shares of common stock of the REIT, $0.001 par value (“Common Stock”).
RECITALS
     WHEREAS, the REIT, the OP, Eola Office Partners LLC, a Florida limited liability company (“EOP”), Eola Capital LLC, a Florida limited liability company (“EOC”), the members of each of EOP and EOC and certain beneficial owners of interests in EOC are parties to a Contribution Agreement, dated as of April 10, 2011 (the “Contribution Agreement”), which, subject to the terms and conditions of the Contribution Agreement, provides for the contribution of (x) all of the membership interests of EOP to the OP, and (y) all of the membership interests of EOC that are owned by Banyan Street Office Holdings LLC, a Florida limited liability company (“Banyan”), to the OP (collectively, the “Contribution”), and the issuance, pursuant to the Contribution, of OP Units to the members of EOP and Banyan (or the members of Banyan);
     WHEREAS, the Holders are entering into this Agreement as holders of OP Units, which they will receive in connection with the Contribution Agreement and which may be redeemed, pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of the OP (the “Partnership Agreement”), for cash or, at the REIT’s election, shares of Common Stock;
     WHEREAS, as a condition and inducement to the REIT and the OP to enter into the Contribution Agreement, the REIT and the OP have required that the Holders agree to certain matters regarding the ownership, retention and voting of Shares (as defined below); and
     WHEREAS, capitalized terms used in this Agreement that are not otherwise defined shall have the meanings given to them in the Contribution Agreement.
     NOW THEREFORE, in consideration of the premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
AGREEMENT NOT TO TRANSFER
          1.1 Transfer and Encumbrance. Except as specifically set forth in this Agreement, from the date of this Agreement until the first anniversary of the closing of the Contribution (the “Lock Up Period”), each Holder agrees not to, without the prior written consent of the REIT or the OP, (A) directly or indirectly, sell, transfer, tender, assign, pledge, encumber, contribute to the capital of any entity, hypothecate, give or otherwise dispose of, or create or permit to exist any encumbrance of any nature whatsoever with respect to (i) any shares of capital stock of the REIT, or any securities of the OP, including OP Units, owned of record or beneficially held by such Holder as of the date of this Agreement, or (ii) any capital stock of the

REIT (including any options, warrants or other rights to acquire shares of capital stock of the REIT), and including but not limited to any preferred stock, Common Stock and OP Units received or to be received pursuant to the Contribution, or that the Holder shall purchase, or with respect to which the Holder shall otherwise acquire beneficial ownership (including by reason of any stock split, reverse split, stock dividend, combination, reorganization, recapitalization or other like change, conversion or exchange of shares, or any other change in the corporate or capital structure of the REIT or the OP) or over which the Holder shall exercise voting power, either before or after the execution of this Agreement and during the Lock Up Period, or any interest therein (any such shares of preferred stock, Common Stock and OP Units or other rights with respect thereto as described above, collectively being referred to herein as the “Shares”), or (B) make any offer or enter into any agreement, contract, option or other understanding or arrangement relating thereto, or consent to any of the foregoing, at any time during the Lock Up Period; provided that, in addition to the provisions related to the termination of this Agreement in Article IV hereof, the Lock-Up Period, and all rights and obligations of the parties with respect to this Section 1.1 only, shall immediately terminate and be of no further force and effect upon the earlier to occur of (A) a Lock-Up Breach (as defined in that certain Master Transaction Agreement, dated April 10, 2011 by and among the REIT, the OP, EOP, EOC, James R. Heistand, Rodolfo Prio Touzet and Henry F. Pratt, III), and (B) a Principal Termination Event (as defined in the Contribution Agreement).
          1.2 Permitted Transfers and Encumbrances. Notwithstanding the provisions of Section 1.1, during the Lock Up Period, the REIT, the OP and the general partner of the OP agree that (A) Banyan Street Office Holdings LLC (“Banyan Street”) may distribute to its members, Rodolfo Prio Touzet and Lorri Dunne, the OP Units issued to Banyan Street pursuant to the Contribution, (B) a Holder may pledge to third parties up to seventy-five percent (75%) of the aggregate number of such Holder’s shares of Common Stock and OP Units (including a transfer to such third party in connection with the exercise of its remedies under such pledge), (C) a Holder may redeem such Holder’s OP Units for shares of Common Stock pursuant to the terms of the Partnership Agreement; provided that any and all shares of Common Stock received by a Holder upon such redemption shall continue to be subject to the terms and conditions of this Agreement, and (D) a Holder may transfer shares of Common Stock or OP Units to any trust for the direct or indirect benefit of such Holder or the immediate family of such Holder (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), and (E) each of the Holders may transfer OP Units (or shares of Common Stock, if redeemed) among each other, so long as such transfers are made in compliance with applicable securities laws, in each case, without any further consent of the REIT or the OP or the general partner of the OP; provided that, in each case, the proposed transferor shall notify the REIT not less than three (3) business days in advance of any proposed transfer of pledge; and provided further that Rodolfo Prio Touzet, in the case of clause (A), and any permitted transferee, in the case of clauses (D) and (E) only, agree to be bound by the terms and conditions of this Agreement.
ARTICLE II
AGREEMENT TO VOTE SHARES; GRANT OF PROXY AND STANDSTILL
          2.1 Agreement to Vote Shares. During the period commencing on the date of this Agreement and terminating on the third (3rd) anniversary of the closing of the Contribution

(the “Voting Period”), at every meeting of the stockholders of the REIT or the partners of the OP called with respect to any of the matters described below, and on every action or approval by written consent of the stockholders of the REIT or the partners of the OP or in any other circumstance in which the vote, consent or approval of the stockholders of the REIT or the partners of the OP, in their capacity as the Holders or partners, is sought, each Holder shall appear at the meeting or otherwise cause any and all Shares to be counted as present thereat for purposes of establishing a quorum and agrees to vote (or cause to be voted) any and all Shares or give consent with respect thereto, or cause consent to be given with respect thereto, as follows: with respect to (a) any tender offer or exchange offer, any merger, acquisition transaction or other business combination involving the REIT or the OP or any of their subsidiaries or Affiliates or any of their respective assets or properties, in the manner recommended by the board of directors of the REIT (the “Board”), including with respect to any recommendation made by the Board of the REIT, acting as general partner of the OP, with respect to any vote by partners of the OP or (b) in the election of directors of the REIT, in favor of nominees recommended by the Board. During the Voting Period, each Holder agrees that such Holder will not (A) grant any proxy, power-of-attorney or other authorization, other than the Proxy, as described below, in or with respect to any Shares, or take any other action that would in any way restrict, limit or interfere with the performance of the Holder’s obligations hereunder, or (B) directly or indirectly, solicit, initiate, seek, encourage or support or take any other action the effect of which would be inconsistent with or violative of any provision contained in this Section 2.1. The undersigned Holders may vote the Shares on all other matters.
          2.2 Exclusive Grant of Proxy. Contemporaneously with the execution and delivery of this Agreement, each Holder is delivering to the REIT a duly executed proxy in the form attached hereto as Annex A (the “Proxy”), which shall be irrevocable during the Voting Period, solely with respect to the matters set forth in Section 2.1. Except for the Proxy, no Holder shall, during the Voting Period, directly or indirectly, grant any proxy, irrevocable proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to voting any of the Shares (each a “Voting Proxy”). In addition to the representations and warranties set forth below, each Holder represents and warrants to the REIT and the OP that such Holder has not granted any Voting Proxy with respect to any of the Shares with respect to the matters set forth in Section 2.1, and if any Voting Proxy has been granted to any person for such purpose, any such Voting Proxy is hereby revoked by the Holder.
          2.3 Stockholder Capacity. Each Holder is entering into this Agreement in his or her capacity as the record and beneficial owner of such Holder’s Shares. Notwithstanding any other provision of this Agreement, including without limitation Section 2.1, Section 2.2 and Section 3.5, to the extent a Holder serves as an officer or director of the REIT, nothing contained herein shall limit the ability of such Holder to exercise his ordinary and customary duties as an officer or director of the REIT, including, without limitation, the exercise of such Holder’s fiduciary obligations to the REIT and its stockholders.
          2.4 Standstill. During the Voting Period, each Holder hereby agrees that neither Holder nor any of its affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) will (and neither Holder nor such Holder’s affiliates will assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or in concert with others, unless specifically requested in writing or approved in advance by the Board:
     (i) acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any material portion of the assets or businesses of the REIT or its affiliates or any securities issued by the REIT or its affiliates other than as contemplated pursuant to the Contribution Agreement, or any rights or options to acquire such ownership (including from a third party), or make any public announcement (or request permission to make any such announcement) with respect to any of the foregoing; provided, however, that James R. Heistand and Rodolfo Prio Touzet (together with their affiliates) shall be entitled to acquire, in the aggregate, ownership of a number of shares of Common Stock equal to no greater than one percent (1%) of the total number of shares of Common Stock then outstanding; or
     (ii) propose or enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination or other similar transaction involving the REIT or any of its affiliates; or
     (iii) form, join or enter into a group (within the meaning of Section 13(d)(4) of the Exchange Act) with respect to any voting securities of the REIT or any of its affiliates; or
     (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise advise, assist or encourage any other persons in furtherance of any of the foregoing, in each case, other than in connection with the performance of such Holder’s duties as a member of the Board or any committee thereof, if authorized by such Board or a duly authorized committee.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE HOLDERS
     Each Holder represents, warrants and covenants to the REIT and the OP as follows:
          3.1 Ownership of Shares. Upon closing of the Contribution, the Holder will be the sole beneficial and record owner and holder of the Shares indicated on the signature pages hereto, which at all times during the Voting Period, will be free and clear of any Liens except as set forth in Section 1.2 and except for any Liens imposed by federal or state securities laws.
          3.2 Authority; Due Execution. The Holder has full power and authority (including, if applicable, full corporate, partnership, limited liability company or trust power and authority) to make, enter into and carry out the terms of this Agreement. The Holder has duly executed and delivered this Agreement and (assuming the due authorization, execution and delivery of this Agreement by the REIT and the OP) this Agreement constitutes a valid and binding obligation of the Holder.

          3.3 Non-Contravention. The execution and delivery of this Agreement by the Holder does not, and the performance of and under this Agreement by the Holder will not (i) to the Holder’s actual knowledge (without any duty of inquiry), conflict with or violate any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any government entity, or (ii) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under any of the terms of any material agreement or other instrument or obligation by which the Holder or the Shares may be bound. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Holder is settlor or trustee or any other person or Governmental Authority whose consent, approval, order or authorization is required by or with respect to the Holder or the Shares for the execution, delivery and performance of this Agreement by the Holder.
          3.4 Power. The Holder has sole voting power and sole power to issue instructions with respect to the matters set forth in Articles I and II hereof, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Holder’s Shares, with no limitations, qualifications or restrictions on such rights.
          3.5 No Solicitations. Unless specifically authorized by vote of a majority of the directors of the REIT, during the Voting Period, the Holder, will not, and will not permit any entity under the Holder’s control, to: (i) solicit proxies of the stockholders of the REIT with respect to (a) any merger, consolidation, sale of assets, business combination, reorganization or recapitalization involving the REIT or the OP or their subsidiaries or Affiliates, (b) any transaction that would result in a change of control of the REIT, or (c) any liquidation or winding up of the REIT or the OP; (ii) otherwise encourage or assist any party in taking or planning any action that could result in any of the events described in (a), (b) or (c) above; (iii) initiate vote or action by consent of securities holders of the REIT or the OP in support of any of the events described in (a), (b) or (c) above; or (iv) become a member of a “group” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the REIT or the OP with respect to any of the events described in (a), (b) or (c) above; provided, however, to the extent a Holder serves as an officer or director of the REIT, nothing contained in this Section 3.4 shall limit the ability of such Holder to exercise his ordinary and customary duties as an officer or director of the REIT, including, without limitation, the exercise of such Holder’s fiduciary obligations to the REIT and its stockholders.
ARTICLE IV
TERMINATION
     This Agreement, and all rights and obligations of the parties hereunder, shall terminate on the earliest of (i) the expiration of the Voting Period, (b) the termination of the Contribution Agreement, (c) the agreement of the REIT, the OP and the Holders to terminate this Agreement, or (d) with respect to any Shares sold or transferred by a Holder not in violation of Section 1.1 hereof, automatically upon the sale or transfer of such Shares. Nothing in this Article IV shall relieve any party of liability for any breach of this Agreement; provided, that Section5.4 herein shall be the REIT’s and the OP’s sole remedy for a breach of this Agreement by a Holder.
ARTICLE V
MISCELLANEOUS
          5.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
          5.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by the parties without prior written consent of the other parties hereto.
          5.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
          5.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that the REIT and the OP will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Holders set forth herein. Therefore, it is agreed that the REIT and the OP shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the REIT or the OP at law or in equity and each Holder hereby irrevocably and unconditionally waives any objection to the REIT or the OP seeking so to enforce such covenants and agreements by specific performance, injunctive relief and other means. Such right to enforce this Agreement by specific performance or injunctive relief shall be the REIT’s and the OP’s sole remedy upon a breach of this Agreement by a Holder. If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party’s reasonable costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.
          5.5 Governing Law; Consent to Jurisdiction. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the laws of the State of Maryland. In any action or proceeding between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each party: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any State Court located in the city of Baltimore, Maryland (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in the District of Maryland); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in such Maryland court (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Maryland State court (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Maryland State court (or, if applicable, such Federal court).
          5.6 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.
          5.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
[Signature Pages Follows.]

     IN WITNESS WHEREOF, the parties have caused this Lock Up and Voting Agreement to be duly executed as an instrument under seal on the day and year first above written.

PARKWAY PROPERTIES, INC.

By:	/s/ Steven G. Rogers

Name: Steven G. Rogers
Title: President and CEO

By:	/s/ Richard Hickson

Name: Richard Hickson
Title: Executive Vice President and Chief Financial Officer

PARKWAY PROPERTIES LP

By:	Parkway Properties General Partners, Inc., general partner

	By:	/s/ James M. Ingram

Name: James M. Ingram
Title: Executive Vice President and Chief Investment Officer

	By:	/s/ M. Jayson Lipsey

Name: M. Jayson Lipsey
Title: Senior Vice President and Fund Manager
Signature Page to Lock Up and Voting Agreement

HOLDERS: BANYAN STREET OFFICE HOLDINGS LLC

By:	/s/ Rodolfo Prio Touzet

Name: Rodolfo Prio Touzet
Title: Managing Member

/s/ Rodolfo Prio Touzet

Rodolfo Prio Touzet

/s/ Henry F. Pratt, III

Henry F. Pratt, III

/s/ James R. Heistand

James R. Heistand

/s/ Kyle Burd

Kyle Burd

/s/ Scott Francis

Scott Francis

/s/ Troy M. Cox

Troy M. Cox
Signature Page to Lock Up and Voting Agreement